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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported) March 6, 1996
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                      Allied Capital Mortgage Corporation
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               (Exact Name of Registrant as Specified in Charter)


  Maryland                  0-26672                     52-19399003
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 (State or Other            (Commission File            (IRS Employer
 Jurisdiction of            Number)                     Identification No.)
 Incorporation)


                          c/o Allied Capital Advisers
                         1666 K Street, N.W., 9th Floor
                            Washington, D.C.  20006
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                    (Address of Principal Executive Offices)


Registrant's telephone number, including area code: 202-331-1112
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                                      N/A
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         (Former Name or Former Address, If Changed Since Last Report)
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Item 5.          Other Events

                 On March 6, 1996, Registrant agreed in principle with its registered investment adviser, Allied Capital Advisers, Inc. ("Allied Advisers"), to modify the structure of the advisory fee to be paid to Allied Advisers. Pursuant to the revised fee structure, the Registrant will pay to Allied Advisers an investment advisory fee equal to (a) a base fee of 3.5% per year of the average of the quarter-end values of its total assets other than temporary investments and cash and (b) 0.125% per quarter of the quarter-end values of its temporary investments and cash. At year end after the Registrant's annual audit is complete, the base fee may be increased or decreased depending on the extent, if any, by which the investment performance of the Registrant is greater than or less than 13.0%. Under the prior fee structure, the calculation of the increase or decrease in the base fee was tied to the performance of the Merrill Lynch High Yield Master II Index.

                 Under the revised fee structure, the base fee can range from 2.5% to 4.5% of total invested assets at year end. The Registrant will pay to Allied Advisers, quarterly, (a) the minimum base fee equal to 0.625% per quarter (2.5% on an annualized basis) of the quarter-end value of its total assets other than temporary investments and cash and (b) 0.125% per quarter (0.5% on an annualized basis) of the quarter-end value of its temporary investments and cash. A definitive copy of the investment advisory agreement reflecting the revised fee structure will be filed with the Securities and Exchange Commission.
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                 Pursuant to the requirements of the Securities Exchange Act of
1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        ALLIED CAPITAL MORTGAGE CORPORATION



Date March 6, 1996                      By /s/ David Gladstone
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                                           David Gladstone
                                           Director, President, and
                                           Chief Executive Officer